Westmoreland Coal Company and Subsidiaries
Pro Forma Consolidated Statment of Income
For the 9 months ended September 30, 1994


                                    Historical    Adjustments   ProForma

Revenues:
   Coal                               295,444       (43,777)    251,667
   Cogeneration                         7,437                     7,437
   Other                                1,868                     1,868
                                      304,749       (43,777)    260,972

Costs and expenses:
   Cost of coal sold                  270,378       (34,435)    235,943
   Cost of sales - Cogeneration         1,893                     1,893
   Cost of sales Other                  1,827                     1,827
   Depreciation, depletion and
     amortization                      12,695        (1,779)     10,916
   Selling and administrative          21,103        (1,137)     19,966
                                      307,896       (37,351)    270,545

Gain on sale of assets                      0                         0

Income (loss) from operations          (3,147)       (6,426)     (9,573)

Interest expense                        3,877        (2,224)      1,653
Interest income                           793            (4)        789
Other income                              977          (497)        480


Loss from operations before income
    taxes (benefit) and minority
    interest                           (5,254)        (4,703)    (9,957)

Income taxes (benefit):
   Current                              1,106         (2,063)      (957)
   Deferred                               324                       324
                                        1,430         (2,063)      (633)

Minority Interest                         518                       518

Net income (loss)                      (7,202)       (2,640)     (9,842)

Less preferred stock dividends          1,222                     1,222

Net loss applicable to common
   shareholders                        (8,424)      ( 2,640)    (11,064)

Net loss per share applicable to
   common shareholders                  (1.21)         (.38)      (1.59)

The Pro Forma statement removes the impact of Kentucky Criterion Coal Co.'s operations and also removes interest expense associated with the debt owed to the Company's principal creditors. Income and expense related to the sale of the assets of Kentucky Criterion Coal Co. are not shown.